Exhibit 10.25

June 2, 2020

James Scully

Dear Jim:

Reference is made to your offer letter from J.Jill, Inc., dated December 4, 2019 (your “Offer Letter”), and the amendment to your Offer Letter dated March 4, 2020 (the “First Amendment”).  Capitalized terms contained herein but not defined herein shall have the meanings ascribed to them in the Offer Letter and the First Amendment. The purpose of this letter (the “Second Amendment”) is to further amend the terms of your Offer Letter.

You and J.Jill agree that the Initial Term is hereby extended such that the Initial Term shall terminate on September 5, 2020; provided, however, that for purposes of Section 4 of the Offer Letter (“Sign-On Bonus”) only, the Initial Term shall be deemed to have terminated as of March 5, 2020. Should the Company employ a permanent (non-interim) Chief Executive Officer during the Initial Term, you shall serve as Special Advisor to the CEO through the end of the Initial Term, subject to the same terms set forth in the Offer Letter, the First Amendment and this Second Amendment.

You and J.Jill agree that you shall be guaranteed an additional three (3) months of Cash Compensation, at the rate of $100,000 per month, in addition to what you have already been paid, subject to any salary reductions applicable to senior executives. Currently, the CEO salary has been reduced by 25%. This reduction would apply to the Special Advisor position as well.

You and J.Jill agree that you shall be eligible to earn an annual bonus for fiscal year 2020, with a target bonus of $1.2 million (prorated for any partial year of employment, with service credit given beginning March 4, 2020); provided, that the actual amount of your annual bonus in respect of the Company’s 2020 fiscal year will not be less than $600,000. For the avoidance of doubt, $600,000 is the total amount of the guaranteed bonus and is not in addition to the $300,000 set forth in the First Amendment. Your annual bonus shall be paid in accordance with J.Jill’s customary practices for payment of annual bonuses to senior executives, but in no event later than April 15, 2021.

Upon the termination of the Initial Term, you shall receive from J.Jill $200,000 (the “Transition Bonus”), payable within 60 days following the expiration of the Initial Term.

J.Jill shall reimburse you for your reasonable legal fees, incurred in connection with your negotiation and review of this Second Amendment, and any related documents, not to exceed $7,500.

Except as amended by this letter, the terms and conditions of your Offer Letter are confirmed, approved, and ratified by you and J.Jill, and your Offer Letter, as amended by this letter, shall continue in full force and effect.

Sincerely,

/s/ Mark Webb
Mark Webb
Chief Financial Officer

ACCEPTANCE:

I have read this letter and agree with the terms and conditions of my employment as set forth above.

Dated:	June 2, 2020	Signature:	/s/ James Scully
James Scully